UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2017

WesBanco, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At its meeting on May 16, 2017, the Compensation Committee of the Board of Directors (the "Committee") of Wesbanco, Inc. (the "Company") took certain actions concerning the compensation of its executive officers, including the Company's named executive officers, as described below.  The actions are intended to further align its executive officers' compensation with the Company's Compensation Philosophy over a multi-year period given the significant increase in assets over the last three years.

Base Salary Increases.

The Committee approved the following base salary increases for the Company's named executive officers. The increases were effective immediately.

Named Executive Officer	Previous Base Salary	New Base Salary
Todd F. Clossin - President & Chief Executive Officer	$605,000	$747,780
Robert H. Young - Executive Vice President & Chief Financial Officer	$289,333	$312,914
Jonathan D. Dargusch - Executive Vice President Wealth Management	$247,341	$254,762
Jayson M. Zatta - Executive Vice President & Chief Banking Officer	$267,691	$323,228
Lynn D. Asensio - Executive Vice President Retail Branch Operations	$232,324	$239,294

Annual Cash Incentive Opportunities.

The Committee reaffirmed the target annual cash incentive award for 2017 at 50% of annualized base salary for Mr. Clossin and 45% of annualized base salary for the other named executive officers as approved by the Committee on February 17, 2017.  The performance targets for each named executive officer are similar to those employed in 2016 and will be described in detail in the Company's Proxy Statement for its 2018 Annual Meeting of Shareholders.

Equity Awards.

The Committee granted equity incentive awards to certain executives, including the Company's named executive officers, with an award of time-based restricted stock and an award of performance-based restricted stock, representing eighty percent (80%) and twenty percent (20%), respectively, of the total grant date restricted stock award value for each executive.  The Committee granted the performance-based restricted stock awards to serve as an enhancement to the Company's historical time-vesting restricted stock awards.

The number of time-based restricted shares awarded to each named executive officer is as follows: Mr. Clossin,7,693; Mr. Young, 3,219; Mr. Dargusch, 2,621; Mr. Zatta, 3,325; and Ms. Asensio, 2,462. The time-based restricted stock will cliff vest on the third anniversary of the grant date, if the named executive officer remained employed by the Company through that date.

The target number of performance-based restricted shares awarded to each named executive officer is as follows: Mr. Clossin, 1,923; Mr. Young, 805; Mr. Dargusch, 655; Mr. Zatta, 831; and Ms. Asensio, 615. The performance-based restricted stock awards are effective as of January 1, 2018 and will have a three-year performance period based on the Company's Return on Average Assets ("ROA") and Return on Average Tangible Common Equity ("ROATCE") compared to a national group of peer financial institutions with total assets between approximately $9 billion and $15 billion ("Peer Group"). Each named executive officer will earn one-sixth of his or her target share award for each year of the performance period in which the Company's ROA equals or exceeds the Peer Group average. Similarly, each named executive officer will earn one-sixth of his or her target share award for each year of the performance period in which the Company's ROATCE equals or exceeds the Peer Group average. Earned performance-based restricted stock will also be subject to additional service-based vesting – 50% of the shares earned will vest following the end of the three‑year performance period on May 16, 2021 after results have been certified by the Committee, with the other 50% of the earned shares vesting on May 16, 2022.

In addition to the restricted stock grants discussed above, the Committee also granted stock options to certain executives, including the Company's named executive officers, consistent with past practice.  The number of stock options awarded to each named executive officer is as follows: Mr. Clossin, 5,000; Mr. Young, 2,000; Mr. Dargusch, 2,250; Mr. Zatta, 2,250; and Ms. Asensio, 2,000.  The exercise price of the stock options is equal to the closing market price of the Company's common stock on the day prior to the grant date, which was $38.88.

All equity awards were made by the Committee pursuant to the Company's Key Executive Incentive Bonus Option and Restricted Stock Plan, as amended (the "Plan").  The foregoing summaries are qualified in their entirety by reference to the full text of the Plan, and the individual Stock Option Agreements and Restricted Stock Agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: May 22, 2017	/s/ Robert H. Young
Robert H. Young
Executive Vice President and
Chief Financial Officer